EXHIBIT 99.1

Investor Contact:

Dow Jones & Company

Mark Donohue

200 Liberty Street

Director, Investor Relations

New York, NY 10281

(609) 520-5660

Media Contact:

Nicole Pyhel

Senior Manager, Corporate Communications

(609) 520-4057

DOW JONES REPORTS REVENUE AND PROFIT FOR THIRD QUARTER 2004

Provides 4th Quarter Outlook

NEW YORK (October 14, 2004)—Dow Jones & Company (NYSE: DJ) today reported that it earned 15 cents per diluted share during the third quarter of 2004, compared with 35 cents per diluted share in the third quarter of 2003.  Excluding the special items explained herein, the Company earned 15 cents per diluted share during the third quarter of 2004, up 7% over the 14 cents per diluted share earned in the third quarter of 2003.

Revenue rose 5.0% in the third quarter of 2004 to $394.9 million compared to third quarter of 2003.  Operating income was up 21.5% over last year to $20.4 million and operating margins were 5.2% in 2004 up from 4.5% in 2003.  Results were driven by improved revenue, profit and margins at Electronic Publishing and Ottaway Community Newspapers.

Special Items: In the third quarter of 2004, the Company recorded special items which net to zero cents per share as a special gain of two cents per share related to a tax benefit was offset by a loss of two cents per share for accretion of discount on a contract-guarantee obligation.  In the third quarter of 2003, special items netted to a gain of 21 cents per share and included a gain of 24 cents per share related to a net tax benefit, partially offset by a charge of 3 cents per share for accretion of discount on a contract-guarantee obligation.

Commenting on third quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said: “Our results were negatively affected by very weak technology advertising, which led to a 6% decline in ad linage at The Wall Street Journal in the quarter, after four consecutive quarterly gains.  Thus, B2B advertising remains volatile.  Nonetheless, we’re pleased to have more than offset this decline as we increased total company revenue and operating income.  Strong advertising yield, continued improvements in Electronic Publishing and Ottaway Community Newspapers, and stringent cost management across the company all contributed.”

Mr. Kann continued: “Our focus remains on controlling spending, improving quality, enhancing our products, and investing in growth opportunities to maximize our revenue and profitability in any advertising environment.  The latest example of this is our recently announced launch of a Weekend Edition of the Journal scheduled for September 2005.”

Dow Jones also said that it expects earnings per share before special items in the fourth quarter of 2004, to be up slightly over the 43 cents per share earned in the fourth quarter of 2003.  This assumes fourth quarter 2004 linage at the U.S. Wall Street Journal will be down slightly compared to the fourth quarter of 2003.  Based on currently anticipated special items in the fourth quarter of 2004, the Company expects reported earnings per share to be in the low 40 cents per share range, compared with 54 cents per share in the fourth quarter of 2003.  Please refer to the attached table for a reconciliation of the Company’s fourth quarter earnings before and after special items.

Segment Results

Print Publishing revenue declined $4.0 million, or 1.9%, in the third quarter of 2004 versus the same period a year ago.  Advertising linage at the U.S. Wall Street Journal decreased 6.0% (down 10.2% in September) while linage at the international editions of the Journal decreased 20.0% (down 28.4% in September).  Barron’s advertising pages decreased 5.1% in the quarter (down 2.8% in September with one less issue).  The print publishing segment had an operating loss of $16.6 million in the third quarter, seasonally its weakest quarter, compared to a loss of $11.5 million in third quarter of 2003.

Electronic Publishing revenue in the third quarter of 2004 increased 23.1% from the same period a year ago to $97.6 million with operating income up 26.9% to $21.7 million, driven by the acquisitions of Alternative Investor Group in March 2004 and vwd, a German business wire, in April 2004, together with improved performance in all business segments.  Operating margin of 22.2% was up over the previous year’s 21.5%.  Terminal counts at Newswires were up 2.8% compared to last year.  Paid subscribers to The Wall Street Journal Online grew to 701,000 as of September 30, 2004, up 2.2% from the prior year period.

Ottaway Community Newspapers’ revenue in the third quarter of 2004 increased 5.6% from the same period a year ago to $87.6 million with operating income up 7.9% to $23.5 million.  Operating margin of 26.8% was up over last year’s 26.2%.  Advertising linage increased 4.9% in the third quarter (linage was up 8.8% in September).

The Company ended the third quarter with $197 million in debt, compared with $215 million at the end of the second quarter of 2004 and $194 million at the end of the third quarter of 2003.

As previously announced, the Company will host an earnings conference call at 10 a.m. ET today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company’s core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue; the risk that advertising levels will not return to the pre-boom, pre-bust levels that the Company considers normal levels; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its planned growth initiatives, such as the new Weekend Edition; the uncertainties relating to the Company’s guarantee to Cantor Fitzgerald Securities and Market Data Corporation; the intense competition the Company's existing products and services, and its planned new Weekend Edition, face; the risk that the Company's initiatives, such as the new Weekend Edition, to attract more consumer advertising, and other diversified advertising, to The Wall Street Journal will not succeed; the risk that the new Weekend Edition will compete against its own current consumer advertising sections, such as the Weekend Journal and Personal Journal, for consumer advertising revenues; the risk that readers do not respond favorably to the new Weekend Edition; with respect to Newswires, the negative impact of consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company’s web site (www.dowjones.com). This press release includes certain non-GAAP financial measures as defined under SEC rules.  As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site (www.dowjones.com).

Dow Jones & Company

Earnings Summary

(Unaudited)

(in thousands, except per share amounts)	Quarters Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Reported results:
Revenues	$394,892	$375,946	$1,234,303	$1,127,762

Operating income	20,428	16,816	110,477	87,619

Net income	12,067	28,577	63,924	126,347

Effective tax rate*	37.4%	(25.3)%	41.1%	15.3%

Diluted EPS	$.15	$.35	$.78	$1.54

Excluding items described in Note 2:
Operating income	$ 20,428	$ 16,816	$ 107,716	$ 69,211

Net income	12,237	11,382	64,395	43,320

Effective tax rate*	41.5%	38.2%	40.4%	39.5%

Diluted EPS	$.15	$.14	$.78	$.53

EPS percentage change	7.1%	133.3%	47.2%	32.5%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of Fourth Quarter Earnings Outlook

Quarters Ended December 31,
2004 Guidance	2003 Actual

Reported earnings per share	Low 40 cents per share range	$.54
Adjusted to remove:
Contract guarantee	(.02)	(.03)
Gain on non-monetary exchange of interests in WSJ Europe and Handelsblatt	____________	.14
EPS before special items	Slightly over 43 cents per share	$.43

**Based on special items currently anticipated.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)	Quarters Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Revenues:
Advertising	$212,148	$208,897	$ 694,683	$ 622,733
Information services	84,906	71,278	242,251	214,194
Circulation and other	97,838	95,771	297,369	290,835
Total revenues	394,892	375,946	1,234,303	1,127,762

Expenses:
News, production and technology	134,056	122,487	386,665	357,862
Selling, administrative and general	140,012	137,143	434,026	400,938
Newsprint	28,382	26,438	84,960	76,971
Print delivery costs	46,416	46,904	141,285	141,529
Depreciation and amortization	25,598	26,158	79,651	81,251
Restructuring charges and September 11 related items, net	_______	_______	(2,761)	(18,408)
Operating expenses	374,464	359,130	1,123,826	1,040,143

Operating income	20,428	16,816	110,477	87,619

Other income (deductions):
Investment income	76	7,258	332	7,511
Interest expense	(964)	(664)	(2,412)	(1,862)
Equity in (losses) earnings of associated companies	(13)	(16)	1,386	306
Gain on disposition of investment			3,260
Gain on resolution of Telerate sale loss contingencies				59,821
Contract guarantee	(1,651)	(2,306)	(5,455)	(7,375)
Other, net	759	1,258	(506)	1,909

Income before income taxes and minority interests	18,635	22,346	107,082	147,929
Income taxes	7,209	(5,779)	44,694	22,841

Income before minority interests	11,426	28,125	62,388	125,088
Minority interests	641	452	1,536	1,259

Net income	$ 12,067	$ 28,577	$ 63,924	$ 126,347

Net income per share:
- Basic	$.15	$.35	$.78	$1.55
- Diluted	.15	.35	.78	1.54
Weighted-average shares outstanding:
- Basic	81,918	81,507	81,825	81,568
- Diluted	82,295	81,865	82,239	81,864

See notes to financial information on page 10.

Dow Jones & Company

Segment Information

(Unaudited)

(dollars in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Revenues:
Print publishing	$209,604	$213,586	$ 700,940	$ 662,295
Electronic publishing	97,644	79,352	280,227	238,551
Community newspapers:
Comparable operations	87,644	83,008	237,175	223,883
Newly-acquired operations	________	________	15,961	3,033

Consolidated revenues	$394,892	$375,946	$1,234,303	$1,127,762

Percentage change in revenues excluding newly-acquired operations	2.1%	3.7%	6.2%	(2.7)%

Operating (loss) income:
Print publishing	$(16,589)	$(11,491)	$ 5,324	$ (10,598)
Electronic publishing	21,692	17,098	63,152	50,012
Community newspapers:
Comparable operations	23,491	21,766	61,826	54,990
Newly-acquired operations			3,798	857
Corporate	(8,166)	(10,557)	(26,384)	(26,050)

Segment operating income	20,428	16,816	107,716	69,211
Restructuring charges and September 11 related items, net	_______	_______	2,761	18,408

Consolidated operating income	$ 20,428	$ 16,816	$ 110,477	$ 87,619

Operating margin:
Print publishing	(7.9)%	(5.4)%	0.8%	(1.6)%
Electronic publishing	22.2	21.5	22.5	21.0
Community newspapers:
Comparable operations	26.8	26.2	26.1	24.6
Newly-acquired operations			23.8	28.3

Segment operating margin	5.2	4.5	8.7	6.1

Depreciation and amortization (D&A):
Print publishing	$ 15,396	$ 16,312	$ 49,938	$ 51,700
Electronic publishing	7,294	6,543	20,904	20,121
Community newspapers:
Comparable operations	2,867	3,132	7,899	8,924
Newly-acquired operations			786	75
Corporate	41	171	124	431

Consolidated D&A	$ 25,598	$ 26,158	$ 79,651	$ 81,251

See notes to financial information on page 10.

Dow Jones & Company

Supplemental Segment Revenue Information

(Unaudited)

(in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Print Publishing:
U.S. Publications:
Advertising	$128,213	$129,790	$ 444,930	$ 406,745
Circulation and other	62,750	63,562	194,807	197,274

International Publications:
Advertising	10,159	12,138	36,075	33,272
Circulation and other	8,482	8,096	25,128	25,004

Total	209,604	213,586	700,940	662,295

Electronic Publishing:
Dow Jones Newswires:
Domestic	50,021	42,739	143,369	127,971
International	15,515	10,920	40,928	32,171
Total Newswires(*)	65,536	53,659	184,297	160,142
Consumer Electronic Publishing(**)	19,258	16,254	57,320	49,207
Dow Jones Indexes/Ventures	12,850	9,439	38,610	29,202

Total	97,644	79,352	280,227	238,551

Community Newspapers:
Advertising
Comparable operations	65,583	60,748	175,251	162,323
Newly-acquired operations	_______	_______	13,517	2,616
Total advertising	65,583	60,748	188,768	164,939

Circulation and other
Comparable operations	22,061	22,260	61,924	61,560
Newly-acquired operations	_______	_______	2,444	417
Total circulation and other	22,061	22,260	64,368	61,977

Total	87,644	83,008	253,136	226,916

Total segment revenues	$394,892	$375,946	$1,234,303	$1,127,762

 (*)    The increase in Dow Jones Newswires revenue in the third quarter and nine months of 2004 was largely due to acquisitions.

(**)  Includes WSJ.com, related vertical sites, licensing/business development and radio/audio.

See notes to financial information on page 10.

Dow Jones & Company

Statistical Information

(Unaudited)

	Quarters Ended September 30		Nine Months Ended September 30
Advertising Volume Year-Over-Year Percentage Change:	2004	2003	2004	2003

The Wall Street Journal
General	1.7%	12.5%	3.2%	(1.8)%
Technology	(35.7)	12.0	(23.0)	(7.8)
Financial	(10.0)	(12.8)	13.9	(23.0)
Classified	11.0	10.5	9.8	12.3
Total	(6.0)	7.1	1.3	(4.7)

The Asian Wall Street Journal	(20.6)	29.0	(3.6)	8.7
The Wall Street Journal Europe	(19.4)	23.6	0.5	16.2
Barron’s	(5.1)	(8.9)	12.2	(16.7)

Ottaway Newspapers (*)
Daily	2.8	(2.5)	3.0	(2.0)
Non-daily	14.5	2.4	13.7	1.8
Total	4.9	(1.7)	4.9	(1.4)

Wall Street Journal advertising as a percentage of total Journal linage:
General	44.0%	40.7%	41.8%	41.0%
Technology	14.4	21.1	15.1	19.8
Financial	15.1	15.7	18.5	16.5
Classified	26.5	22.5	24.6	22.7

	September 30	September 30
Other statistics:	2004	2003

Dow Jones Newswires terminals	297,000	289,000
WSJ.com subscribers	701,000	686,000
WSJ.com unique visitors/business day	142,000	123,000
Average monthly unique visitors to the Journal Network (**)	4,607,000	n/a
Average monthly page views to the Journal Network (**)	69,696,000	n/a

(*) Percentages exclude divested/newly-acquired operations.

(**) Beginning in the second quarter of 2004, page views and unique visitors statistics for the Journal Network have been calculated using a new measurement technology.  Prior year figures are not available on a comparable basis.  The Journal Network consists of WSJ.com and related vertical sites.

Dow Jones & Company

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  The following table reconciles reported results to income adjusted for special items for the third quarter and the nine months ended September 30, 2004 and 2003.

	Quarters Ended September 30
	2004			2003
(in millions, except per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$20.4	$12.1	$.15	$16.8	$28.6	$.35

Adjusted to remove:
Included in non-operating income:
Contract guarantee (a)		(1.7)	(.02)		(2.3)	(.03)
Certain income tax matters (b)	____	1.5	.02	____	19.5	.24
Adjusted	$20.4	$12.2*	$.15	$16.8	$11.4	$.14

	Nine Months Ended September 30
	2004			2003
(in millions, except per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported	$110.5	$63.9	$.78	$87.6	$126.3	$1.54

Adjusted to remove:
Included in operating income:
Reversal of lease obligation
reserve – WFC (c)	2.8	1.7	.02
Gain from business interruption
insurance claim (c)				18.4	11.1	.14
Included in non-operating income:
Contract guarantee (a)		(5.5)	(.06)		(7.4)	(.09)
Gain on resolution of Telerate sale
loss contingencies (d)					59.8	.73
Gain on disposition of investment (e)		1.8	.02
Certain income tax matters (b)	_____	1.5	.02	____	19.5	.24

Adjusted	$107.7	$64.4	$.78	$69.2	$ 43.3	$ .53*

* The sum of the individual amounts does not equal the total due to rounding.

Dow Jones & Company

Notes to Financial Information

(a) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the net present value of the total minimum payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001 but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.  The Company has various substantial defenses to these claims and the litigation is proceeding.

Earnings in 2004 and 2003 included charges related to the accretion of the discount on the reserve balance.  These charges totaled $1.7 million and $2.3 million in the third quarters of 2004 and 2003, respectively.  For the first nine months of 2004 and 2003, charges related to the accretion of discount totaled $5.5 million and $7.4 million, respectively.

(b) Certain income tax matters:

2004 Income tax matters

Income tax expense in the third quarter 2004 included a special tax benefit of $1.5 million, or $.02 per diluted share, as a result of a favorable resolution of a federal tax matter during the quarter.  The Company adjusted its tax accounts for loss contingencies which were resolved favorably.

2003 Income tax matters

In the third quarter of 2003, the Internal Revenue Service (“IRS”) completed its audit of the Company’s tax returns for the 1995 through 1998 tax periods, which had been amended for additional tax refunds.  In October 2003, the Company received notification that the Congressional Joint Committee on Taxation had approved these claims for tax refunds of approximately $24 million.  The Company received these refunds plus interest of approximately $6.7 million in the fourth quarter of 2003.  Pursuant to the settlement of these claims, in the third quarter of 2003, the Company released $25 million of tax provisions no longer needed for loss contingencies and recorded interest income of $6.7 million ($4.0 million, net of taxes).  The Company also recorded a provision of $9.5 million in the third quarter for loss contingencies relating to recent developments in certain other tax matters.  The net effect of these items was an increase in net income of $19.5 million, or $.24 per diluted share.

(c) Restructuring charges and September 11 related items, net:

Reversal of lease obligation reserve – World Financial Center (WFC):

In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center headquarters.  This charge primarily reflected the Company’s rent obligation through 2005 on this vacated space.

In the first quarter 2004, the Company decided to extend the term of its lease for one of the floors that was previously abandoned and re-occupy this floor with personnel from another New York location, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, net of taxes, or $.02 per diluted share) of the remaining lease obligation reserve of the previously abandoned floor at WFC.

Dow Jones & Company

Notes to Financial Information

Gain from business interruption insurance claim

In the second quarter of 2003, the Company recorded a gain of $18.4 million ($11.1 million after taxes, or $.14 per diluted share) reflecting the settlement of its business interruption insurance claim for loss of operating income suffered as a result of the terrorist attacks on the World Trade Center on September 11, 2001.

(d) Gain on resolution of Telerate sale loss contingencies:

In the first quarter of 2003, the Company recorded a gain of $59.8 million ($.73 per diluted share) on the resolution of certain loss contingencies resulting from the sale of its former Telerate subsidiary to Bridge Information Systems (Bridge).  The reserve for loss contingencies was established as part of the loss on sale of Telerate in 1998 and related to various claims that arose out of the Stock Purchase Agreement, including a purchase price adjustment related to working capital, an indemnification undertaking and other actual and potential claims and counter-claims between the Company and Bridge.   In February 2001, Bridge declared bankruptcy.  In March 2003, these matters were resolved by the bankruptcy court, and the Company’s contingent liabilities were thereby extinguished.

(e) Gain on disposition of investment:

On April 2, 2004, simultaneous with the Company’s acquisition of the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (“VWD”), VWD sold its non-news assets to a third party, resulting in cash proceeds to Dow Jones of $6.7 million.  Dow Jones was a minority shareholder in VWD.

As a result of this sale, the Company recorded an after-tax gain of $1.8 million, or $.02 per diluted share, in the second quarter of 2004.

3. The Company made the following acquisitions during the first nine months of 2004 and 2003.

Acquisition of Remaining Interest in VWD news operations in 2004

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (“VWD”), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  Dow Jones was a minority shareholder in VWD.

Acquisition of Alternative Investor in 2004

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  The acquisition was funded by the issuance of debt under the Company’s commercial paper program.

Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

Acquisition of The Record of Stockton, California in 2003

On May 5, 2003, the Company's Ottaway Newspaper subsidiary acquired The Record of Stockton, California from Omaha World-Herald Company for $144 million in cash, plus net working capital.  The Record has daily paid circulation of 59,271 and Sunday circulation of 72,698.

Dow Jones & Company

Notes to Financial Information

4. Restructuring charges and September 11 related items, net are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the reversal of the lease obligation reserve in 2004 and the gain from insurance claim in 2003 allocable to each segment for the nine months ended September 30, 2004 and 2003 were as follows:

(in thousands)	Nine Months Ended September 30
	2004	2003

Print Publishing	$2,631	$17,422
Electronic Publishing	125	951
Community newspapers
Corporate	5	35

Total income	$2,761	$18,408

5. The Company's business and financial news and information operations are reported in two segments: print publishing and electronic publishing.  The results of the Company's Ottaway Newspapers subsidiary, which publishes 15 daily newspapers and more than 30 weeklies and shoppers in nine states in the U.S., are reported in the community newspaper segment.  Print publishing includes the global operations of The Wall Street Journal and its international editions, as well as Barron's and U.S. television operations (results of the Company's international television ventures are included in equity in (losses) earnings of associated companies).  Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.

6. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Factiva
Revenues	$65,570	$59,162	$195,741	$183,119
Operating income	3,418	3,045	13,987	7,937
Depreciation and amortization	2,642	2,942	9,084	9,357

SmartMoney
Revenues	$12,276	$12,056	$ 37,350	$ 36,400
Operating loss	(201)	(1,227)	(787)	(2,255)
Depreciation and amortization	114	208	536	1,103

CNBC International (*)
Revenues	$ 9,087	$ 9,432	$ 29,573	$ 27,584
Operating loss	(8,290)	(4,698)	(23,285)	(17,624)
Depreciation and amortization	744	931	2,485	2,897

(*) Includes the results of CNBC Europe and CNBC Asia.